EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2026 Second Quarter Results

LYNNWOOD, Wash., Sept. 10, 2026 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the second quarter ended August 1, 2026.

Net sales for the second quarter ended August 1, 2026 (13 weeks) decreased 2.5% to $209.0 million from $214.3 million in the second quarter ended August 2, 2025 (13 weeks).   Comparable sales for the thirteen weeks ended August 1, 2026, decreased 2.1%. Net loss in the second quarter of fiscal 2026 was $2.7 million, or $0.17 per share, compared to a net loss of $1.0 million, or $0.06 per share, in the second quarter of the prior fiscal year.

Total net sales for the six months (26 weeks) ending August 1, 2026 increased 0.9% to $402.3 million from $398.6 million reported for the six months (26 weeks) ending August 2, 2025.   Comparable sales increased 0.7% for the twenty-six weeks ended August 1, 2026. Net loss for the first six months of fiscal 2026 was $16.0 million, or $1.00 per share, compared to a net loss for the first six months of fiscal 2025 of $15.3 million, or $0.88 per share.

On August 1, 2026, the Company had cash and current marketable securities of $97.3 million compared to cash and current marketable securities of $106.7 million on August 2, 2025. The decrease was primarily driven by $34.5 million related to share repurchases and $10.6 million of capital expenditures partially offset by $35.7 million of cash flow from operations. The Company repurchased 1.2 million shares during the second quarter of 2026 at an average cost including commission of $19.30 per share and a total cost of $23.2 million. Fiscal year-to-date through August 1, 2026, the Company has repurchased 1.5 million shares at an average cost including commission of $20.07 per share and a total cost of $29.5 million.

"Second quarter results came in below last year driven by weaker performance in the U.S., which was primarily driven by continued softness in footwear as well as lower traffic levels," said Rick Brooks, Chief Executive Officer of Zumiez Inc. "The decline in the U.S. business was partially offset by continued growth across our other regions, underscoring the strength and diversification of our global business. Our back-to-school trend was similar to our second quarter results with the U.S. being our toughest performing market after two years of low double digit comparable store sales growth for the same periods, partially offset by comparable sales gains internationally. As we look forward to the holiday season, we remain focused on refining our merchandise assortments and deepening our customer experience initiatives to improve the trajectory."

Third Quarter To-Date

Third quarter-to-date net sales for the 37 days ending September 7, 2026, decreased 4.3%, compared with the 37-day period in the prior year ending September 8, 2025. Comparable sales over the same period are down 3.5%.

Fiscal 2026 Third Quarter Outlook

The Company is introducing guidance for the three months ending October 31, 2026. Net sales are projected to be in the range of $222 to $226 million. Earnings per share are expected to be between $0.00 and $0.10.

In fiscal 2026 the Company currently intends to open approximately 5 new stores all located in North America and close roughly 16 stores, including 10 in North America and 6 internationally.

Conference call Information

To access the conference call, please pre-register using this link (Registration Link). Registrants will receive confirmation with dial-in details. The conference call will also be available to interested parties through a live webcast at https://ir.zumiez.com. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at https://ir.zumiez.com.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of August 29, 2026, we operated 714 stores, including 561 in the United States, 45 in Canada, 81 in Europe and 27 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations, but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2025 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF LOSS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	August 1, 2026	% of Sales	August 2, 2025	% of Sales
Net sales	$208,964	100.0%	$214,275	100.0%
Cost of goods sold	135,113	64.7%	138,257	64.5%
Gross profit	73,851	35.3%	76,018	35.5%
Selling, general and administrative expenses	75,175	35.9%	75,911	35.4%
Operating loss (profit)	(1,324)	-0.6%	107	0.1%
Interest income, net	645	0.3%	753	0.3%
Other expense (income), net	(753)	-0.4%	52	0.0%
Loss (profit), before income taxes	(1,432)	-0.7%	912	0.4%
Provision for income taxes	1,311	0.6%	1,914	0.9%
Net loss	$(2,743)	-1.3%	$(1,002)	-0.5%
Basic loss per share	$(0.17)		$(0.06)
Diluted loss per share	$(0.17)		$(0.06)

Weighted average shares used in computation of earnings per share
Basic	15,708		16,698
Diluted	15,708		16,698

	Six Months Ended
	August 1, 2026	% of Sales	August 2, 2025	% of Sales
Net sales	$402,313	100.0%	$398,618	100.0%
Cost of goods sold	267,119	66.4%	267,285	67.1%
Gross profit	135,194	33.6%	131,333	32.9%
Selling, general and administrative expenses	151,710	37.7%	151,098	37.9%
Operating loss	(16,516)	-4.1%	(19,765)	-5.0%
Interest income, net	1,494	0.4%	3,008	0.8%
Other expense (income), net	(865)	-0.2%	1,895	0.5%
Loss, before income taxes	(15,887)	-3.9%	(14,862)	-3.7%
Provision for income taxes	122	0.1%	471	0.1%
Net loss	$(16,009)	-4.0%	$(15,333)	-3.8%
Basic loss per share	$(1.00)		$(0.88)
Diluted loss per share	$(1.00)		$(0.88)

Weighted average shares used in computation of loss per share:
Basic	15,955		17,403
Diluted	15,955		17,403

ZUMIEZ INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	August 1, 2026	January 31, 2026	August 2, 2025
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$50,288	$127,860	$78,804
Marketable securities	46,977	32,764	27,936
Receivables	25,233	13,957	22,042
Inventories	157,282	146,995	157,722
Prepaid expenses and other current assets	16,507	14,407	14,258
Total current assets	296,287	335,983	300,762
Fixed assets, net	68,290	72,813	77,756
Operating lease right-of-use assets	214,226	185,604	193,809
Goodwill	15,531	15,519	15,334
Intangible assets, net	15,103	15,513	14,853
Deferred tax assets, net	6,310	6,349	8,781
Other long-term assets	11,643	12,390	12,093
Total long-term assets	331,103	308,188	322,626
Total assets	$627,390	$644,171	$623,388

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$68,141	$49,150	$69,181
Accrued payroll and payroll taxes	20,281	28,221	21,443
Operating lease liabilities	59,203	54,023	55,608
Other current liabilities	25,180	36,136	24,777
Total current liabilities	172,805	167,530	171,009
Long-term operating lease liabilities	168,001	145,306	153,115
Other long-term liabilities	7,571	7,050	6,827
Total long-term liabilities	175,572	152,356	159,942
Total liabilities	348,377	319,886	330,951

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 15,854 shares issued and outstanding at August 1, 2026, 16,971 shares issued and outstanding at January 31, 2026, and 17,221 shares issued and outstanding at August 2, 2025	215,742	211,764	207,388
Accumulated other comprehensive loss	(14,994)	(11,438)	(15,684)
Retained earnings	78,265	123,959	100,733
Total shareholders’ equity	279,013	324,285	292,437
Total liabilities and shareholders’ equity	$627,390	$644,171	$623,388

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Six Months Ended
	August 1, 2026	August 2, 2025
Cash flows from operating activities:
Net loss	$(16,009)	$(15,333)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and accretion	9,640	10,707
Noncash lease expense	32,589	31,452
Deferred taxes	44	(81)
Stock-based compensation expense	3,944	3,621
Impairment of long-lived assets	598	777
Other	703	(693)
Changes in operating assets and liabilities:
Receivables	(7,815)	(6,768)
Inventories	(11,769)	(7,540)
Prepaid expenses and other assets	(1,778)	(1,836)
Trade accounts payable	19,787	18,682
Accrued payroll and payroll taxes	(7,772)	(1,070)
Income taxes payable	(11,145)	(4,775)
Operating lease liabilities	(34,650)	(35,065)
Other liabilities	(3,643)	(1,579)
Net cash used in operating activities	(27,276)	(9,501)

Cash flows from investing activities:
Additions to fixed assets	(4,880)	(5,317)
Purchases of marketable securities	(28,512)	(8,044)
Sales and maturities of marketable securities	13,510	16,881
Net cash (used in) provided by investing activities	(19,882)	3,520

Cash flows from financing activities:
Proceeds from revolving credit facilities	16,441	-
Payments on revolving credit facilities	(16,441)	-
Proceeds from the issuance and exercise of stock-based awards, net of tax	34	185
Repurchase of common stock	(28,972)	(32,682)
Net cash used in financing activities	(28,938)	(32,497)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,605)	1,614
Net decrease in cash, cash equivalents, and restricted cash	(77,701)	(36,864)
Cash, cash equivalents, and restricted cash, beginning of period	134,113	121,529
Cash, cash equivalents, and restricted cash, end of period	$56,412	$84,665
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$11,146	$5,452
Accrual for purchases of fixed assets	1,409	1,180
Accrual for repurchase of common stock	714	426

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200